Exhibit 99.1 - Insider Trading Policy

INSIDER TRADING POLICY
And Guidelines with Respect to
Certain Transactions in Company Securities.

This Policy provides guidelines to employees, officers, and directors of Gulf Western Petroleum Corporation (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and to consultants and contractors to the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at these times be subject to this Policy.

Statement of Policy
General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

1.
Trading on Material Nonpublic Information. No director, officer, or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “ Trading day” shall mean a day on which national stock exchanges and the Over-the-Counter Bulletin Board service of the National Association of Securities Dealers, Inc. are open for trading.

2.
Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information to any other person in the securities of the Company (including family members), nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.	Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

4.
Policy Acknowledgement and Periodic Compliance Affirmation. All directors, officers, employees, consultants and contractors to the Company (all Insiders) will be required to acknowledge and confirm receipt of this Policy in a form provided in the attached Schedule A; and to periodically confirm their understanding of and their continuing compliance with this Policy.

5.
Non-Affirmation Compliance - Acknowledgement of receipt of this Policy, its compliance requirements and the periodic confirmation of adherence thereto is mandatory for all Insiders, and non-compliance with the Policy or its confirmation provisions shall result in the termination of the relationship between the Company and the Insider, and/or result in the suspension of and eligibility for an Insider to participate incentive compensation, stock option and other similar plans.

Potential Criminal and Civil Liability
and/or Disciplinary Action

1.
Liability for Insider Trading. Insiders may be subject to substantial penalties and significant jail time for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2.
Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3.
Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

4.
Company Liability. Although responsibility for compliance with this policy and liability for non-compliance are primarily personal to the individuals involved, violations may result in civil and criminal liability for the Company.

Guidelines

1.
Mandatory Black-out Period For Officers, Directors and Certain Employees, Recommended For All Employees. The period at the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees having access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities during the period beginning on the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter ( the “Black-out Period”). Unless otherwise advised by the Chief Executive Officer, the Black-out Period shall be the period indicated above. The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper or the appearance of potential improper transactions.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even outside the Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgement at all times.

2.
Pre-clearance of Trades. The Company has determined that all Reporting Insiders (Insiders subject to Rule 144) of the Company should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each officer and director should contact the Company’s Chief Executive Officer or his designee prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employee’s, consultants and contractors other than and in addition to officers and directors. Any individual with any questions regarding trading in the Company’s securities is encouraged to contact an executive officer of the Company, and to consult with their attorney.

3.
Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Insider trades even outside the Black-out Period.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.

Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial results
•	Projections of future earnings or losses
•	Results of product development or mineralization of properties
•	News of a pending or proposed merger or joint venture
•	News of the disposition of a subsidiary
•	Impending bankruptcy or financial liquidity problems
•	Gain or loss of a substantial customer or supplier
•	New product announcements of a significant nature
•	Significant product defects or modifications
•	Significant pricing changes
•	Stock Splits or Consolidations
•	New equity or debt offerings
•	Acquisitions
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management.
•	Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For the purposes of this Policy, the Company considers that exercise of stock options for cash under the Company’s stock options plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Information - Directors and Officers

The Company will comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, the receipt of an option under the Company’s option plans, not the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. Officers and directors are encouraged to secure independent legal advice concerning Section 16, its compliance requirements and related rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Chief Executive Officer.

Gulf Western Petroleum Corporation

Insider Trading Policy

Schedule A

Certification

The undersigned hereby certifies that he or she has read, understands and agrees to comply with the Company’s Insider Trading Policy.

Date:	Signed:

Name:
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Title:
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Company:
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Fax to:	Gulf Western Petroleum Corporation
(713) 979-3728
Attn: Corporate Secretary